JULY 11, 2013 / 02:00PM GMT, VOXX - Q1 2014 VOXX International Corporation Earnings Conference Call

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EDITED TRANSCRIPT
VOXX - Q1 2014 VOXX International Corporation Earnings Conference Call

EVENT DATE/TIME: JULY 11, 2013 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle VOXX International Corporation - President, CEO
Michael Stoehr VOXX International Corporation - SVP, CFO

CONFERENCE CALL PARTICIPANTS
Mike Malouf Craig-Hallum Capital Group - Analyst
Lee Giordano Imperial Capital - Analyst
Scott Tilghman B. Riley Corp. - Analyst
James Medvedev Cowen and Company - Analyst
Sean McGowan Needham & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fiscal 2014 first quarter conference call. My name is Glenn and I will be your operator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Glenn Wiener, Investor Relations. Please proceed, sir.

Glenn Wiener - GW Communications - IR

Thank you, and welcome to VOXX International's fiscal 2014 first-quarter conference call. Today's call is being webcast on our website, www.VOXXIntl.com and can be accessed in the investor relations section. We also have a replay available for those who are unable to join us.

We're coming off a very active year in fiscal 2013, and management has consistently been on the road meeting with investors and analysts, and we'll be in the Pacific Northwest next week, in Denver, Portland, and in the San Francisco Bay area. Since our last call, we attended the B. Riley and Craig-Hallum investor conferences and we'll be presenting at the Imperial Capital conference in September. We also have plans to present at several other conferences in the fourth quarter and into next year.

I'd also like to add that last year, every one of our conference calls were better attended than in the prior year's quarter, and we continue to get out there telling the story. And we really want to thank everybody for their continued interest and support of the Company.

I'm here today with John Shalam, our Chairman; Pat Lavelle, Chief Executive Officer; and Michael Stoehr, Chief Financial Officer. And on behalf of this team, thank you again.

Before we start, I'd quickly like to remind everyone that except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. The risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2013, and without further ado, I'd like to turn the call over to Pat.

Pat Lavelle - VOXX International Corporation - President, CEO

Thank you, Glenn, and good morning, everyone. Our first-quarter results were, for the most part, as expected, with sales coming in slightly ahead of internal projections. And we saw an uptick in our gross margins, which has helped offset some of the expense increases we projected.

Our operating and net income are both up for the comparable periods, and there were no significant adjustments to report.

Although improving, the economy, both domestic and internationally, is still challenging. Despite that, we have new products and programs coming to market soon, and I'm very comfortable with our product placement, our customer relationships, and our direction as it shapes up for the balance of this fiscal year.

Total net sales were $193 million versus $194 million last year. Our Automotive and Premium Audio segments were up 4.5% and 1.7%, respectively. However, our Consumer Accessories segment was down 11.8%, with the greatest effect coming from overseas and due to us exiting certain lower margin product lines, as I have previously discussed.

We reported gross margins of 28.2%, a 220 basis point improvement over the 26% we reported in fiscal 2013 and a slight increase over internal projections.

And despite higher overhead, our operating income improved approximately 11.5%, and we reported net income of $2.1 million versus a loss of $4.7 million in last year's first quarter.

EBITDA was $9.2 million versus an EBITDA loss of $2.5 million in last year's first quarter, and we are on track to meet the $62 million in EBITDA and the $840 million in topline revenue that we previously forecasted.

Within our Automotive groups, revenue from our domestic and international OE Automotive group was up 17.3%, with gains coming across the board. This has been anticipated and is indicative of the strength of our programs and growing car sales in the US. This increase has helped offset the lower aftermarket sales where declines in satellite radio, as a result of factory installed programs, are negatively affecting sales.

During the quarter, sales were driven by rear seat entertainment programs with Ford and Nissan, as well as remote access and security for Lincoln, all programs that were not running at this time last year. We continue to seek good market acceptance of our new smartphone remote start system, designed for Ford, and anticipate the 2014 launch of a Lincoln version.

I am pleased to announce that we are working with Automotores y Anexos, the Nissan and Renault distributor in Ecuador, who has selected Audiovox Car Connection as their telematics solution. Car Connection will be installed in each new Nissan and Renault sold in Ecuador and will deliver CRM capability, along with other features, like GPS location, remote access, and driver behavior analysis.

At the Audi VW group, we were awarded the contract to supply 4G antennas for the Audi A3, TT, and A6 worldwide, which puts us in a good position to secure additional vehicles in the near term. 4G will be the primary delivery method for all in-vehicle streaming and Wi-Fi content. This is a significant growth opportunity as it goes beyond antenna technology as we look to further develop media hubs that will receive streaming content and wirelessly distribute it throughout the vehicle.

Finally, our OE Automotive group has been named official supplier for BMW and Daimler for their DVB-T 2 digital tuners, beginning with the 2015 model year and running through 2018.

In the aftermarket, cheap charging cradles for wireless in-vehicle charging will deliver this summer at retail, but that is not the only application we are working on. We're talking to carriers and several of our OE partners for factory and port level programs, using integrated wireless charging technology in the vehicle. While these talks are still in early stages, they have potential for programs in a number of our OE partners.

Car Connection continues its rollout at retail, with programs running in Sears and HSN. In addition, Sears has just launched Car Connection Fleet and will be offering and distributing the product to their substantial fleet customer base.

And finally, inSite Separation Alarms are launching in a segment of the Sprint stores and will be launching at Verizon stores shortly. InSite uses Bluetooth to notify you when you are separated from your valuables, like your keys, smartphone, tablet, iPod, briefcase, et cetera.

In Consumer Accessories, domestic accessory sales have now been up consistently for the past two years, driven by new distribution and new products in power and connectivity and the wireless speaker category, where we have also gained leading market share. We continue to hold the number one position for supply of remote controls and of digital TV antennas for the home.

During the quarter, we continued to expand distribution as well. Our wireless speaker lines have been placed in Costco and Sam's. Our new SoundFlow technology is also being well received, with programs scheduled with Walgreen's, HSN, Office Depot, and a number of other national and regional retailers. Our new line of AR 808 wireless Bluetooth speakers and headphones are now at Sam's Club and Office Depot, and we'll be launching both wireless speakers and a full line of charging products at BJ's and PriceSmart next quarter.

We also saw a nice uptick in sales for our personal sound amplifier, which is now sold at Radio Shack, CVS, and Kmart. And finally, we are launching at Walgreen's our Soundboard system and the RCA SoundFlow clock radios.

Despite the success in the domestic accessory business, our international sales were down, and as a result, total accessory sales were off approximately 11.8%. The weakness in Europe was expected, due to the completion of the conversion to digital set-top boxes, and as a result, we won't anniversary the set-top box sales which drove last year's revenue. Additionally, consumer demand in Europe remains weak, and therefore I expect sales in this category in the Eurozone to be soft for much of this year.

Turning to Premium Audio, we reported sales of $40.2 million, an increase of 1.7%, with the bigger gains coming at Klipsch. Domestically, we continue to grow our business in the sound bar and newly introduced Klipsch Music Center categories, adding distribution, new accounts, and new SKUs. As I mentioned last quarter, we're expecting close to a 9% growth in the Premium audio segment this year, and I believe we are on track to meet that number, based on our first-quarter results.

We also have a very lively product roadmap that we will be moving into the back end of the year.

Some product highlights. We introduced two new lines of headphones, our S3m in-ears and our Image A5i in-ear sport headphones. We also introduced our first Klipsch Music Centers with our Bluetooth speaker, the Gig, and launched our Klipsch Music Center KMC 3. We are on schedule to introduce what we believe will be the premier wireless speaker system in the market, our high-performance stadium music Center in the fall.

We're gearing up for a number of second-half product launches that include new Klipsch and Energy sound-based products and our new [Tharsten] high-end sound bar under the Jamo brand. And additionally, the first response for our new over-the-ear Harp high-performance headphone, as well as our high-performance X4i and X11i in-ears, has also been very positive.

Summarizing the quarter, domestic placement remains strong, international markets remain challenging. Satellite radio, the situation in Venezuela that I outlined on our last call, and the continuing exit of lower margin products will affect sales in fiscal 2014. But we have a number of new products and programs that should more than offset any weakness.

I believe we continue to position the Company for organic growth over the coming years, potentially supported by some smaller tuck-in acquisitions. Our strategy remains to pay down our debt, aggressively manage our fixed costs, improve margins, and grow both organically and through acquisition. We are executing that strategy, and I feel comfortable today with the projections I've given and I am reaffirming prior guidance.

And with that, I will turn the call over now to Mike Stoehr for further detail, and then when he is done, we will open it up for questions. Michael?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Thanks, Pat. Good morning, everyone. Starting with our operations. All results are for the comparable fiscal first quarters ending May 31, 2013, and May 31, 2012.

We reported net sales of $193 million, a decline of $1 million, or 50 basis points. Generally speaking and as Pat mentioned, while sales declined slightly, we did come in slightly ahead of our budget, with the biggest increases in our Automotive group.

Our Automotive sales were $104.9 million, up 4.5%. Premium Audio sales were $40.2 million, up 1.7%, and our Consumer Accessories sales were $47.6 million, down 11.8%.

Pat has already covered the drivers within each group, but I would like to add a few comments. In our Automotive aftermarket business, we saw about a $8 million decline in sales, with the majority tied to fulfillment business, which, as you know, are lower margin product lines.

And in our Consumer Accessories business, the year-over-year decline is a result of us exiting some of those lower margin product lines, which was approximately $2 million, and we were down approximately $4.1 million in international sales, principally as a result of the European environment.

Last year's first quarter also included higher sales of set-top boxes related to the analog-to-digital broadcasting conversion in Germany.

Our gross margins came in at 28.2% versus 26%, a 220 basis point improvement. The gain was in our Automotive segment, where margins were 28.4% versus 23.7%. This was the result of, one, higher domestic and international OEM sales and improving margins overseas; two, fewer fulfillment sales as a percentage of our mix; and three, higher margins across a number of our aftermarket product lines. This increase was somewhat tempered by the decline in Venezuelan sales, which have historically carried higher gross margins.

Our gross margins in our Premium audio segment declined by 130 basis points, and much of it was due to the European market conditions and increased domestic market support during the quarter. This was partially offset by increases in sales of certain higher-margin products domestically, such as sound bars and premium wireless speakers.

In the Consumer Accessories segment, we saw a small decline in our gross margin, 20 basis points. This was a result of last year's spike in our sales of set-top boxes overseas when the digital conversion was taking place. This was partially offset by an increase in sales of higher-margin accessory products and fewer sales of lower-margin products we have and continue to exit.

As you know, our margins in any given quarter can be skewed by product mix. And while we did post significant increase over last year's first fiscal quarter, we are reiterating our guidance of 28.8% for the fiscal year.

Operating expenses of $51 million increased by $3.6 million. Our selling expenses were essentially flat. G&A increased by $2.2 million and engineering and tech support increased by $1.3 million. Last year's first quarter also included acquisition-related expenses of $1.6 million.

Impacting these increases this quarter were five primary factors. One, we owned Hirschmann for 2.5 months in Quarter 1 of last year, versus a full quarter, which primarily impacted our G&A and engineering and tech support expenses.

During the quarter, we increased expenses related to our product development and tooling costs, most of which were related to new contracts on the OEM side of our business; higher salary costs as a result of previously announced salary increases; the addition of new personnel and severance pay as a result of the new system implementation; as well as increased stock option activity versus the prior period.

Four, an increase in our marketing and advertising spend, consistent with past remarks. And five, a $1.2 million increase in depreciation and amortization, mostly related to Hirschmann and a smaller portion related to our new systems implementation.

These increases were partially offset by lower professional and legal fees, as we did not have any acquisitions and MK3 -- MPEG settlement-related expenses. This was partially offset by increased legal fees as we continue to pursue counterfeited products using our trademarks.

We recorded operating income of $3.4 million versus operating income of $3.1 million in last year fiscal first quarter, a $355,000 increase. We recorded interest in bank charges in a bank obligation of $2 million versus $2.2 million, a decline of $264,000, as our total outstanding debt was lower.

We recorded equity and income -- equity investing of $1.8 million versus $1.4 million. Our joint venture, ASA, continues to experience better results, as well as increasing its market share.

And other nets for fiscal 2014 first quarter was only $16,000. And this primarily includes net gains and losses due to foreign currency exchange and hedge accounting. Last year's first quarter, however, included $12.4 million worth of adjustments, and this was primarily due to, one, $8.4 million patent settlement charge; two, approximately $4.3 million incurred in conjunction with the Hirschmann acquisition; and three, this was partially offset by some income recorded for the Klipsch counterfeiting settlement of approximately $800,000.

The effective tax rate for the three months ended May 31, 2013, was a provision for income taxes of 33.2%, compared to provision for income taxes of 37.2% in last year's first quarter.

We reported net income of $2.1 million and net income per share of $0.09 in fiscal 2014 first quarter, versus a net loss of $4.7 million, or a loss of $0.20 a share, in the comparable fiscal 2013 period.

Our EBITDA came in at $9.2 million versus a loss of $2.5 million in fiscal 2013, an increase of $11.7 million. Adjusted EBITDA was $9.5 million versus $10 million, a decline of approximately $500,000. There should be a lot less noise this year as we haven't had a lot of moving parts throughout fiscal 2013.

The reconciliation for the comparable quarters are as follows. In fiscal-year 2014 first quarter, we had stock-based compensation of $335,000, which represents the only adjustment. In fiscal 2013 first quarter, we had the following adjustments -- $63,000 stock-based compensation, $8.4 million patent settlement charge, $521,000 related to an Asia warehouse restructuring, $1.6 million in acquisition-related costs, $2.7 million loss in foreign exchange related to past acquisitions, and the only offsetting factor of this was the $800,000 received for the favorable Klipsch counterfeiting settlement.

Taking everything into account, there were $335,000 in adjustments to EBITDA in first quarter 2014 and $12.4 million in last year's first quarter.

Now for the balance sheet. Our Accounts Receivable turns were 5.8 in fiscal 2014 versus 5.6 comparable fiscal 2013 period, due to the shift in our sales mix towards more OEM business. Our inventory turns decreased slightly to 3.3 compared to 3.4 for the same periods, due to a slight increase in our OEM inventory.

Our cash position is $16.3 million as of May 31. Also as of May 31, our total debt, inclusive of all mortgages, stood at $140.2 million, compared to $175 million as of February 28, 2013. We reduced this by approximately $35 million.

Our bank debt includes $56.3 million of borrowings under the term loan and $64.4 million under the revolver, as of May 31, 2013. Today, the term loan is $56.3 million and the revolver is $62.2 million.

Our leverage ratio, which is inclusive of mortgage debt, bank debt, and capital leases, was 2.04 times on May 31, 2013. And as a result, our loan spread will drop from 2.25% to 2%.

Additionally, during fiscal 2014 first quarter, our CapEx was $3.2 million versus $8.4 million last year. We still anticipate CapEx for this fiscal year to be somewhere north of $12 million versus $20.2 million in CapEx in fiscal 2013. Note, our working capital needs pick up towards the end of the fiscal second quarter and during the third quarter, and then start ramping back towards the middle of the fourth quarter and more so in Quarter 1.

We would like to point out that after you factor out the purchase price inclusive of fees of Hirschmann from our outstanding bank lines, we have paid off the money we borrowed for the Klipsch acquisition. Our strategy remains to pay down our debt, and barring any acquisitions, we should finish the year with total Company debt below $100 million and leverage below 2.

This concludes my remarks, as Pat has already reiterated guidance, so I will turn the call back to Pat. Pat?

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, thanks Mike. At this point, we'll open it for any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Mike Malouf, Craig-Hallum Capital Group.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Great. Thanks, guys, and nice quarter, especially in this environment. A question for you. Obviously, I think everybody is looking at Europe as kind of a wild card, mostly a wild card on the positive side. Can you give us any insight into some of the feedback you're getting there with regards to consumer demand and auto demand, and just a sense of what your expectations are for Europe as it -- if it can turn around in the next six to 12 months? Thanks.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, well, basically what we're looking at, Mike, is that from an automotive standpoint, most of our business in Europe with the car manufacturers are done with the luxury car manufacturers and some of the bigger world car manufacturers.

So therefore, they've essentially baked in the weakness that's going to exist in the Eurozone, but we see a flat market in China, we see a rising market in the United States, and we expect to see our European Automotive business on the OE level move up this year because there is strength in other parts of the markets that they sell into. Plus, we are selling many of the luxury carmakers -- Mercedes-Benz, Audi, BMW, Bentley, Porsche, so -- and again, in the United States we're seeing rising sales.

So I would expect our OE business, even though it's conducted in Europe, a portion of our OE business is conducted there, to do well for this year.

As far as the general retail demand, that's where we see softness pretty much across all of the Eurozone and that is what we've baked in to our sales for the year. I really don't anticipate any major pickup. I think it's settling down, but I don't see any type of a big reversal.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great. And then, as some of these auto programs mature, what kind of effect -- I'm imagining it would be -- you're going to see some positive lifts, but I'd like to ask you, sort of, how significant of a lift will it be on the gross margins?

Pat Lavelle - VOXX International Corporation - President, CEO

All right, I -- you know, our -- we don't comment and we don't discuss any of the individual contracts. But what I can say is that since we acquired The Hirschmann Group, they have been able to win over $200 million of new contracts. So we're seeing strength from that group, the product categories that we're in, and we are working on a number of other new quotes and other new RFQs that we believe we are in very good position to win.

So, from the Hirschmann standpoint, I think there's some good strength. As far as their margins, as we absorb more and more -- we did have a cutback last year in some of our overhead there, and as we absorb more and more of the expenses within the production facilities because they are busy, you would see an improvement in margins there and that's what we are seeing.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great, thanks a lot. Appreciate the help.

Pat Lavelle - VOXX International Corporation - President, CEO

You're welcome.

Operator

Lee Giordano, Imperial Capital.

Lee Giordano - Imperial Capital - Analyst

Thank you. Good morning, everybody. Can you talk a little bit about the acquisition environment, what you're seeing out there today? And then, more specifically, what your plans are for the intermediate term as far as new bolt-ons? Thanks.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay. I can tell you that good companies are attracting good prices. That's basically what we can see.

We are actively looking for companies that would strengthen any one of the three segments that we're in. We've talked to a number of different organizations over the past few months. But I would say there's nothing imminent that I'm going to announce within the next few months. But we are actively seeking to do an acquisition in any one of the segments. I can tell you that some prices are quite frothy and we will stay away from them, but we will be active.

Lee Giordano - Imperial Capital - Analyst

Got it. And then, secondly, can you talk a little more about the home theater business, what's happening with sound bars? And then, also, on the headphone side, how do you see the market share performance there as far as the ability to gain some share in this space? Thanks.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay. As far as the home theater, sound bars are doing very, very well. I announced last quarter that we had taken the number one and number two position at Best Buy as the best-selling sound bars.

We're having a very good year with sound bars. We expect that continues. We will be rolling out later this year sound bars with built-in Bluetooth so that you can stream content to the sound bar from your iPad, your laptop, or your iPhone, or any one of the smartphones, and so we expect to see some good activity and we expect that category because of its ease of use to continue to grow.

That will have some impact, but negligible impact, on 5.1 surround sound systems where someone may consider to buy a sound bar instead of a 5.1 system.

As far as headphones, it's a very active market. There are a number of players in the business. I've indicated that our position at Klipsch is to operate at higher price points and above a lot of the noise that you may see in the marketplace. We do build products for audiophiles. They know what they want, and if we give them the quality they are looking for, they will step up and pay.

But we also have our AR headphones that we're just introducing, and we will be introducing later this year Magnet headphones in Europe. So the market remains quite active, and we expect to grow our overall market share within this space.

Lee Giordano - Imperial Capital - Analyst

Thank you.

Pat Lavelle - VOXX International Corporation - President, CEO

You're welcome.

Operator

Scott Tilghman, B. Riley.

Scott Tilghman - B. Riley Corp. - Analyst

Wanted to touch on three things. First, last summer we ran into some decontenting issues with vehicles, especially those heading for China. Wondering if you are seeing any signs that may occur again or if that seems to remain fairly steady with the recovery we've seen and the sellthrough over the last few months?

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, it was last year around this time we started to see the effects of certain decisions being made as to what accessories were going to be placed on cars.

Since that has been done and since our automotive partners have reforecasted their sales, they have been pretty well spot on. We do not anticipate seeing any further decontenting, and really I could tell you for the last six months our group has been right on top of their projections. So we expect that will continue for the balance of the year.

Scott Tilghman - B. Riley Corp. - Analyst

Thanks. Second, from an expense standpoint, you mentioned some of the pressures on G&A with severance, salaries, et cetera. Wondering if we should still think about that line item as being fairly stable through the year, as it typically has been, or if there are some timing issues that either would push it up or down as we work into Quarters 2 through 4.

Pat Lavelle - VOXX International Corporation - President, CEO

One of the things we're going to see in the second and third quarter, and you've seen a small portion of it in the first quarter, is severance, plans that we've put in place due to the ERP systems conversion that we have, an upgrade. That is going to allow us to put all of our domestic operations on one system. It will have considerable savings in our overall OpEx.

However for the next few quarters, we will see some additional charges, as I said, for incentives, for stay-on bonus through the transition period, or severance. (Multiple speakers). There are also going to be some expenses incurred in moving inventory from one of the older Klipsch warehouses that we plan to close down and move it into our West Coast facility that is much bigger.

Those expenses will happen from now until the end of the year, and we expect, and I've indicated before, this systems conversion and the warehouse consolidations should save us a little bit north of $3 million in our 2015 fiscal year.

Scott Tilghman - B. Riley Corp. - Analyst

So it sounds like much of that will impact 2 and 3, rather than 4? Quarters 2 and 3, correct?

Pat Lavelle - VOXX International Corporation - President, CEO

Yes, pretty much so.

Scott Tilghman - B. Riley Corp. - Analyst

Okay, and then the last thing was just touching on the engineering side. You know, a bit of a spike there relative to what we were looking for, and you called that out a little bit. Is that seasonal and tied to first quarter or should we look for costs there to stay pretty elevated through the year?

Pat Lavelle - VOXX International Corporation - President, CEO

Well, the thing is is as we win new business, we will have increased R&D costs, and depending upon the accounting treatment as to whether it needs to be expensed or whether it needs to be put up on the balance sheet and expensed at a later time, that's what's impacting those numbers. I could tell you I wouldn't mind seeing some more spikes because it essentially means we're winning some new business.

Scott Tilghman - B. Riley Corp. - Analyst

Just as follow-on to that, the accounting for the NRE on the Hirschmann contract, is that being shown as revenue or as an offset to cost?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Right now, it is just as a cost.

Scott Tilghman - B. Riley Corp. - Analyst

Okay, thank you.

Michael Stoehr - VOXX International Corporation - SVP, CFO

Depending on the contract -- the first quarter. Depending on the contract, as Pat said, it would show up in other income.

Scott Tilghman - B. Riley Corp. - Analyst

Okay, that's all I had. Thank you.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, Scott, thank you.

Operator

[James Medvedev], Cowen and Company.

James Medvedev - Cowen and Company - Analyst

Let's see, most of my questions have been answered already. But let me just ask you. Great job reducing the debt in the quarter, and I guess you put out a target of bringing it down another $20 million or so by year-end. Are there any additional breakpoints in the leverage ratio where you would get further reductions in your interest rate?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Yes, the lowest rate we'll get in the spread is 1.75 and that is under -- we've got to drop below 2.

James Medvedev - Cowen and Company - Analyst

So would that be -- by the time you make that by year-end, would that say that you're finished with debt reduction at that point?

Michael Stoehr - VOXX International Corporation - SVP, CFO

You mean (multiple speakers)

James Medvedev - Cowen and Company - Analyst

Is the ultimate goal to get rid of all the debt, or no?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Yes, we'll continue to pay off the debt until, as Pat said, unless we reinvest the money in some other.

James Medvedev - Cowen and Company - Analyst

Okay.

Michael Stoehr - VOXX International Corporation - SVP, CFO

We have a lot of free cash flow. I think we pointed out in our last call for the fiscal that we're looking to get $37 million in free cash flow to bring the debt down this year.

James Medvedev - Cowen and Company - Analyst

Okay. Well, you already did $35 million, so does that mean --- it looks like you're maybe ahead of schedule on that.

Michael Stoehr - VOXX International Corporation - SVP, CFO

Well, as I mentioned in my remarks, we do have a seasonal bulge that will pop in the third quarter. It runs between $25 million to $30 million and spins back off towards the end of the third down to the fourth. So that's why we're looking at sub $100 million.

James Medvedev - Cowen and Company - Analyst

Right, got it. Got it. Okay, and then on the margin guidance, reiterated at 28.8% for the full year. Your internal targets, I guess modestly in the quarter, but not enough to raise it for the full year. Is there anything going on there?

Pat Lavelle - VOXX International Corporation - President, CEO

No, we just -- based on the mix that we have in business for the first quarter where we --- especially in the Automotive side where we saw smaller fulfillment sales that we operate at lower margins. Those fulfillment sales should pick up and be a bigger percentage of our overall Automotive business as we move into the third quarter and the balance of the year.

We also are anticipating that we will not see as much of a spike in the fourth quarter, as we believe that Christmas season shaping up and many of our accounts will achieve their VIR numbers and some of the market development funds will be paid out, where in years past we have taken it back as income because they didn't reach their numbers. So, we're being conservative, but we think that the 28.8% guidance that we've given is going to be accurate.

James Medvedev - Cowen and Company - Analyst

How far along -- so what inning would you say you're in, using the baseball analogy, in terms of the planned product exits that you've (technical difficulty)

Pat Lavelle - VOXX International Corporation - President, CEO

I would say we are probably in -- maybe the seventh inning.

James Medvedev - Cowen and Company - Analyst

Okay, so there's a little bit of margin benefit still coming from that effort, correct?

Pat Lavelle - VOXX International Corporation - President, CEO

Yes, the thing is some products, no matter what group we are in, some products are starting to reach their end-of-life cycle. And normally when they get to their end-of-life cycle, the margin starts to drop off, and that's when we will make the decision to exit the category.

You know, that has been happening primarily in our more commoditized accessory products, and as we see it come, we will exit certain categories. But as far as the bulk of the business that we were looking to exit, I would say that we are three-quarters through. I don't see that there is going to be much, much more.

James Medvedev - Cowen and Company - Analyst

Okay, and then finally, sticking with the margin question, one of the big changes this quarter was not --- year over year, anyway --- was not having the set-top box conversion in Germany.

Pat Lavelle - VOXX International Corporation - President, CEO

Yes.

James Medvedev - Cowen and Company - Analyst

How much of a driver was that in the margin improvement for the 220 basis point improvement?

Pat Lavelle - VOXX International Corporation - President, CEO

Not much, not that much of a margin improvement because, obviously, if you stop and think that a set-top box is pretty commoditized. It was profitable for us, primarily more because of volume than margin. So we didn't take much of a hit from a gross profit standpoint.

James Medvedev - Cowen and Company - Analyst

I see. In other words, it was a very low margin business?

Pat Lavelle - VOXX International Corporation - President, CEO

Not very low, but lower than 28.

James Medvedev - Cowen and Company - Analyst

Lower than average. Okay, great. Thank you very much.

Pat Lavelle - VOXX International Corporation - President, CEO

You're very welcome.

Operator

Sean McGowan, Needham & Company.

Sean McGowan - Needham & Company - Analyst

Yes, thank you. I wanted to follow up with a question on the gross margin. So you had a bit of a positive surprise overall and a big improvement. But can you talk a little bit about where there might have been some kind of internal puts and takes, some things that were better than expected or worse than expected, within subcategories?

Pat Lavelle - VOXX International Corporation - President, CEO

It primarily was driven by our automotive manufacturing sectors. Both groups enjoyed, whether it be our remote start business, our rear seat entertainment business where we do the manufacturing here in the United States, and the business of antennas and digital TV tuners where we do that manufacturing in Europe. Both groups enjoyed better margins based on better absorption of overhead within their manufacturing facilities.

Sean McGowan - Needham & Company - Analyst

Okay, thanks, but no meaningful surprises relative to expectation within subcategories?

Pat Lavelle - VOXX International Corporation - President, CEO

No.

Sean McGowan - Needham & Company - Analyst

Okay, thank you.

Pat Lavelle - VOXX International Corporation - President, CEO

You're welcome.

Operator

At this time, we have no further questions.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, if there are no further questions, I'd like to thank everyone for listening in this morning and for the support of VOXX International, and I wish you all a good day.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect and have a great day.

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